Exhibit 4.47

Exclusive Service Agreement

This Exclusive Service Agreement (“this Agreement”) is executed on July 5, 2018 by and between:

(1)	Conew Network Technology (Beijing) Co., Ltd. (“Party A”), a wholly foreign-owned enterprise incorporated and existing pursuant to the laws of the People’s Republic of China (“PRC”); and

(2)	Beijing Conew Technology Development Co., Ltd. (“Party B”), a limited liability company incorporated and existing pursuant to the laws of PRC.

(Party A and Party B are hereinafter collectively referred to as “Parties” and individually “Party”.)

The Parties conclude this Agreement as follows through friendly negotiation according to the principle of equality and mutual benefits:

1.	Providing Services

1.1

Party B hereby irrevocably entrusts and designates Party A as its exclusive service provider to provide the technology and business support services listed in Appendix 1 in accordance with the terms and conditions hereof.

1.2	Party A is entitled to, at its own discretion, designate and appoint any of its affiliate to provide any services provided for by this article.

1.3

During the term hereof, without written consent from Party A, Party B shall not, directly or indirectly, acquire from the third party any services the same to, or similar with, the services hereunder, or conclude similar service agreements with any third party.

1.4

With a view to guarantee Party B’s compliance with cash flow requirements in daily operation and (or) offset any losses incurred during its operation procedure, whether or not Party B incurs such operational losses, Party A may offer financial support to Party B (only to the extent permitted by laws of PRC) in the form of bank entrusted loan or borrowing, and such entrusted loan or borrowing contract shall be concluded separately. Party A shall not compel Party B to reimburse whenever Party B is not capable of reimbursing.

2.	Service Fee and Payment

2.1	Party A may determine, at its own discretion, the service fee payable by Party B and its means of payment. The calculation and payment methods for the service fee are stipulated by Appendix 2 hereto.

2.2

Where Party A determines that, at its own discretion, the calculation method for the service fee is no longer applicable during the term hereof, Party A will be entitled to adjust the service fee by giving a written notice to Party B ten (10) days in advance.

3.	Intellectual Property

3.1

Any intellectual property (including but not limited to copyrights, patents and technical know-how) developed during the course of performing this Agreement shall belong to Party A. Party B has no rights in the aforesaid intellectual property except otherwise stipulated by this Agreement.

3.2

Where a development is made on the basis of the intellectual property of Party B, Party B shall ensure and guarantee that there is no defect in such intellectual property; otherwise, Party B shall be liable for all damages and losses suffered by Party A from the aforesaid defect. If Party A is therefore liable to a third party, Party B shall indemnify Party A for all its losses arising therefrom.

3.3	The Parties agree that this Article shall survive the termination or invalidity of this Agreement.

4.	Representations and Warranties

4.1 Party A hereby represents and warrants that:

(a)	It is a wholly foreign-owned enterprise duly incorporated and validly existing pursuant to the laws of PRC;

(b)	Its execution and performance of this Agreement are within its corporate powers and business scope;

(c)	It has adopted necessary corporate actions and has been duly authorized, and has obtained necessary consents and approvals from the third parties and governments;

(d)	Its execution and performance of this Agreement will not violate any laws or contracts binding upon or affecting it; and

(e)	Once being executed, this Agreement constitutes legal, effective and binding obligations on Party A, and can be enforced against Party A according to its terms.

4.2 Party B hereby represents and warrants that:

(a)	It is a limited liability company duly incorporated and validly existing pursuant to the laws of PRC;

(b)	Its execution and performance of this Agreement are within its corporate powers and business scope;

(c)	It has adopted necessary corporate actions and has been duly authorized, and has obtained necessary consents and approvals from the third parties and governments;

(d)	Its execution and performance of this Agreement will not violate any laws or contracts binding upon or affecting it; and

(e)	Once being executed, this Agreement constitutes legal, effective and binding obligations on Party B, and can be enforced against Party B according to its terms.

4.3 Party B further warrants to Party A as follows:

(a) Party B shall pay to Party A the service fee in time and in full according to the provisions hereof;

(b) During the service period,

(i) Maintaining the continuous validity of the licenses and qualifications related to the business of Party B; and

(ii) Actively cooperating with Party A in providing services and accepting reasonable opinions and suggestions raised by Party A concerning the business of Party B.

4.4 Party A may check Party B’s accounts regularly or at any time. During the service period, Party B shall assist Party A and its direct or indirect shareholders in works such as audit and due diligence, provide the entrusted auditors and/or other professionals with the information and documents concerning Party B’s operation, business, customers, finance and employees, and permit Party A or its shareholders to disclose such information and documents as required for listing compliance, if necessary.

4.5 Each Party warrants to the other that it will execute all necessary documents and adopt all necessary actions, including but not limited to issuing necessary power of attorney to the other Party, to perform the provisions hereof and achieve the purposes hereof.

5.	Confidentiality

5.1 Party B shall endeavor to adopt all reasonable measures to maintain confidentiality of any confidential data and information acquired from performing this Agreement (collectively referred to as “Confidential Information”). Party B shall not disclose, offer to transfer such Confidential Information to any third party without written consent from Party A. Once this Agreement is terminated, as per request from Party A, Party B shall return all documents, materials or software containing Confidential Information to Party A or destroy them and delete all Confidential Information in all relevant storage equipment, without using these Confidential Information any more.

5.2 Both Parties agree that notwithstanding other provisions of this Agreement, the binding effect of this Article shall survive the termination of this Agreement.

6.	Effective Date and Term

6.1 This Agreement is executed and becomes effective at the date first mentioned above.

6.2 Unless terminated according to this Agreement or other agreements executed by both Parties, the term of this Agreement shall be ten (10) years and shall be automatically renewed by ten (10) years for unlimited times. Notwithstanding the aforesaid provisions, Party A is entitled to, at its own discretion, terminate this Agreement by giving a written notice to Party B thirty (30) days in advance at any time. Party B has no right to terminate this Agreement.

7.	Governing Laws and Dispute Resolution

7.1	This Agreement is interpreted according to, and governed by, the laws of PRC.

7.2

Any disputes arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties. The venue of arbitration is Beijing.

8.	Force Majeure

8.1 If any Party to this Agreement is unable to perform or completely perform, or delays fulfilling its obligations under this Agreement due to earthquakes, typhoons, floods, fires, epidemics, wars, riots, strikes, and any other force majeure event (“Force Majeure”) which cannot be predicted and cannot be prevented and avoided by the affected party, the party affected by the above Force Majeure shall not be liable for it. However, the affected party shall immediately send a written notice to the other parties without delay and shall provide the other parties with details and relevant supporting documents of the event of force majeure within fifteen (15) days after sending the written notice, explaining the reasons of the failure of performance or complete performance, or the necessity of delay in fulfilling its obligations.

8.2 If a party claiming Force Majeure fails to notify the other parties and provide appropriate evidence in accordance with the above provisions, it shall not be exempted from its liability for failure of performance or complete performance, or the necessity of delay in fulfilling its obligations. The party affected by Force Majeure shall make reasonable efforts to reduce the consequences of the Force Majeure and resume the performance of all relevant obligations as soon as possible after the termination of Force Majeure. If the party affected by Force Majeure fails to resume performance of the relevant obligations after the reasons for the temporary exemption from performance of the obligations due to Force Majeure disappear, such party shall be liable to the other parties in this regard.

8.3 When Force Majeure occurs, both parties shall immediately negotiate with each other so as to achieve a fair solution and shall make all reasonable efforts to minimize the consequences of the Force Majeure.

9.	Notice

9.1 Any notice or other communication given by any Party under this Agreement shall be written in Chinese and shall be delivered personally or sent by registered mail, post in a pre-paid envelope or recognized express mail or by fax, to the address as a party may specify from time to time. Any notice shall be deemed to have been duly given: (a) if delivered personally, the day when the notice is delivered personally; (b) if sent by mail, ten (10) days after posting it by air registered mail, postage prepaid (subject to postmark), or four (4) days after delivering to internationally recognized courier; and (c) if sent by fax, at the time of receipt shown in transmission confirmation slip of relevant documents.

10.	Transfer

10.1	Without prior written consent from Party A, Party B shall not transfer its rights or obligations hereunder to any third party.

10.2	Party B hereby agrees that Party A may transfers its rights or obligations hereunder, provided that Party A shall give a written notice to Party B.

11.	Severability

If any provision of this Agreement shall be held invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed as invalid or unenforceable only within the jurisdiction of the relevant laws, and the validity, legitimacy and enforceability of other provisions hereof shall not be affected thereby.

12.	Modification or Supplement

Any modification or supplement to this Agreement shall be made by both Parties in writing. The modification or supplement duly executed by the Parties is an integral part hereof, which has the same legal force as this Agreement.

13.	Text

This Agreement is signed by the Parties in two (2) originals, with Party A and Party B holding one respectively; all originals have the same legal force. This Agreement may be executed in one or more counterparts.

14.	Miscellaneous

Where the U.S. Securities and Exchange Commission (SEC) or other regulatory agency raises any opinions of revising this Agreement, or the listing rule or relevant requirements of SEC change and affect this Agreement, both Parties shall revise this Agreement accordingly.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties duly execute this Agreement at the date first mentioned above.

Conew Network Technology (Beijing) Co., Ltd.

/s/ Fu Sheng
Name:	FU Sheng
Title:	Legal Representative

Beijing Conew Technology Development Co., Ltd.

/s/ Fu Sheng
Name:	FU Sheng
Title:	Legal Representative

Appendix 1

Contents of Services

1. Contents of Services

1.1 Providing following technology development and transfer, technology consultancy services

(a)	Technology development for new business;

(b)	Technology support and maintenance for current business;

(c)	Regular update of all business contents; and

(d)	Providing and maintaining the hardware and network conditions required for carrying out business.

1.2 Providing employee occupation and orientation services.

1.3 Providing public relation services.

1.4 Providing market investigation, research and consultancy services.

1.5 Providing medium and short-term market development and market planning services.

1.6 Providing HR management and internal information management.

1.7 Providing network development, upgrade and daily maintenance.

1.8 Licensing the use of software and trademark.

1.9 Other services to be determined by Party A irregularly based on business needs and capacity of Party A.

Appendix 2

Calculation and Payment of Service Fee

1. Calculation and Payment of Service Fee

1.1 The service fee hereunder is calculated based on Party B’s proceeds and corresponding operation, sale, management and other costs and expenses, and can be charged by means of:

(a) Charged at certain proportion of Party B’s proceeds;

(b)	Charging fixed royalty for specific software; and/or

(c)	Other means of payment to be determined by Party A irregularly based on the nature of service.

1.2 Party A shall give the written confirmation on service fee to Party B, and the specific amount of service fee will be confirmed by Party A after considering following factors:

(a) The difficulty and complexity of technology involved in the services offered by Party A;

(b) The hours of work spent by Party A’s employees for the service;

(c) The contents and business value of the services offered by Party A;

(d) The benchmark prices of similar services in the market.

2. Party A calculates service fee at regular intervals and issues corresponding invoices to Party B. Party B shall remit the service fee to the bank account designated by Party A within ten (10) working days after receiving the invoice and send the duplicate of the payment proof to Party A by fax or mail within ten (10) working days after payment. Party A shall issue receipt within ten (10) working days after receiving the service fee.